Exhibit 99.1

Contact:	Press: Tatyana Yemets Viewpoint Corporation 212-201-0821 tyemets@viewpoint.com	or	Investor Relations: Mark McCall / Christina Corcoran Financial Dynamics 212-850-5600 ir@viewpoint.com

VIEWPOINT CORPORATION REPORTS RECEIPT OF NASDAQ NOTICE

New York, New York, September 21, 2007 – Viewpoint Corporation (NASDAQ: VWPT) reported today that on September 17, 2007 the Company received written notification from the NASDAQ Listing Qualifications Department that, for the last 30 consecutive business days, the bid price of the Company’s common stock has closed below the minimum $1.00 per share requirement for continued inclusion under NASDAQ Marketplace Rule 4310(c)(4) (the “Rule”). The Company, in accordance with NASDAQ Marketplace Rule 4310(c)(8)(D), has been provided 180 calendar days, or until March 17, 2008, to regain compliance. To regain compliance, the bid price of the Company’s common stock must close at $1.00 per share or more for a minimum of ten consecutive business days at any time before March 17, 2008.

If the Company does not regain compliance with the Rule by March 17, 2008, the Staff will determine whether the Company meets The Nasdaq Capital Market initial listing criteria as set forth in Marketplace Rule 4310(c), except for the bid price requirement. If the Company meets the initial listing criteria, the Staff will notify the Company that it has been granted an additional 180 calendar day compliance period. If the Company is not eligible for an additional compliance period, the Staff will provide written notification that the Company’s securities will be delisted. At that time, the Company may appeal NASDAQ’s determination to delist its securities to a Listing Qualifications Panel.

ABOUT VIEWPOINT

Viewpoint is a leading Internet marketing technology company, offering Internet marketing and online advertising solutions through the powerful combination of its proprietary visualization technology and a full range of campaign management services including TheStudio, Viewpoint’s creative services group; Unicast, Viewpoint’s online advertising group; and KeySearch, Viewpoint’s search engine marketing consulting practice. Viewpoint’s technology and services are behind the online presence of some of the world’s most esteemed brands, including AOL, GE, Sony, and Toyota. More information on Viewpoint can be found at www.viewpoint.com.

The company has approximately 100 employees principally at its headquarters in New York City, with additional offices in Los Angeles, CA and Austin, TX.

FORWARD LOOKING STATEMENTS

This press release contains “forward-looking” statements as that term is defined in the Private Securities Litigation Reform Act of 1995 and similar expressions that reflect Viewpoint’s current expectations about its future performance. These statements and expressions are subject to risks, uncertainties and other factors that could cause Viewpoint’s actual performance to differ materially from those expressed in, or implied by, these statements and expressions. Such risks, uncertainties and factors include those described in Viewpoint’s filings and reports on file with the Securities and Exchange Commission, as well as, the lack of assurances of Viewpoint’s ability to maintain compliance with NASDAQ’s continued listing requirements.

Copyright © 2007 Viewpoint Corporation. All Rights Reserved. Viewpoint, Unicast, TheStudio by Viewpoint and KeySearch are trademarks or registered trademarks of Viewpoint Corporation.